Exhibit 99.2
                                                                    ------------

                           TBR ACQUISITION GROUP, LLC
                               1890 Palmer Avenue
                                    Suite 303
                            Larchmont, New York 10531


                                                November 3, 2005

Board of Directors
MTR Gaming Group, Inc.
State Route 2 South
P.O. Box 358
Chester, West Virginia 26034

Ladies and Gentlemen:

          TBR Acquisition Group, LLC (the "Acquisition LLC"), a Delaware limited liability company recently formed by Edson R. Arneault, Robert A. Blatt, and Robert L. Ruben (together with the Acquisition LLC, the "Purchasers"), is pleased to submit the following proposal whereby the Acquisition LLC would acquire all of the issued and outstanding shares of common stock of MTR Gaming Group, Inc. (the "Company") not already owned by the Purchasers or their affiliates for a price of Nine Dollars ($9.00) per share in cash. This proposal provides the Company's shareholders with a greater than thirty-three percent (33%) premium over yesterday's closing price of Six Dollars and Seventy Three Cents ($6.73) per share and a greater than twenty-five percent (25%) premium over the average closing price per share for the last thirty (30) trading days.

          The Purchasers' interest in acquiring the Company follows extensive efforts by the Company to create and capture shareholder value. As you are aware, the Company engaged two (2) financial advisors in connection with a potential sale of the Company. These financial advisors contacted over twenty three (23) of the most likely prospective buyers of the Company to determine their level of interest in acquiring the Company and contacted numerous other parties to determine their level of interest in acquiring certain of the Company's core properties. In response to such inquiries, the Company received nominal first round indications of interest from the contacted parties and only one such contacted party submitted a final round bid (which bid was for an all stock transaction). Following receipt of this sole final round bid, the Company's financial advisors continued to solicit inquiries from potential interested parties and pursued further discussions with the party that submitted the final round bid, however, they were unable to obtain any additional bids and discussions with the sole final round bidder have not progressed.

          The financial advisors attributed the lack of interest in the Company to several factors which could materially and adversely impact the Company's operations and future prospects including, without limitation, (i) the increased competition that is likely to result from the expansion of the gaming industry in Pennsylvania, (ii) uncertainty as to if, or when, table games legislation would be passed in West Virginia, (iii) increased competition from local video lottery facilities in West Virginia, and (iv) uncertainty as to the timing of the Company's other growth opportunities.

          The continuing competitive pressures on the Company's operating incomes and earnings (which declined on a year over year basis for the quarterly period ended June 30, 2005, and continue to face pressure through the quarterly period ended September 30, 2005), as well as the failure of the special session of the West Virginia legislature to enact any favorable table games legislation, has resulted in increased pressure on the Company's stock price which has declined from Eight Dollars and Eighty Nine Cents ($8.89) per share prior to the start of the West Virginia legislative session on September 7, 2005 to yesterday's closing price of Six Dollars and Seventy Three Cents ($6.73).

          The Purchasers propose the following two-step transaction: a first step public tender offer for not less than ninety percent (90%) of the Company's issued and outstanding shares of common stock for Nine Dollars ($9.00) per share in cash, followed by a second step short form merger under Delaware law whereby the Acquisition LLC (or an affiliate thereof) would be merged with and into the Company and the Acquisition LLC would acquire the remaining outstanding shares of common stock of the Company (other than certain shares held by the Purchasers) for Nine Dollars ($9.00) per share in cash. The Purchasers reserve the right to modify the structure of the proposed transaction to the extent necessary based on discussions with the Committee and the advice of Purchasers' counsel.

          Based upon preliminary discussions with Jefferies & Company, Inc. ("Jefferies"), the Purchasers are confident that Jefferies would be in a position to provide financing for the proposed transaction on terms acceptable to the Purchasers. Therefore, it is the Purchasers' intent to negotiate with Jefferies for a financing commitment. However, Jefferies has advised the Purchasers that they will require the consent of the Company if they are to provide such financing in connection with the proposed transaction.

          The Purchasers believe that the proposal is fair to, and in the best interests of, the Company and its shareholders based upon the cash premium to be paid by the Purchasers and the risks and pressures facing the Company, as described above.

          Given the Purchasers' involvement with the Company, the Purchasers anticipate that the Board of Directors of the Company will form a special committee of independent directors (the "Committee") to respond to this proposal on behalf of the Company's shareholders. The Purchasers encourage the Committee to retain its own legal and financial advisors to assist in its review of the proposed transaction.

          Please be advised that the Purchasers do not intend to pursue this proposal without the approval of the Committee. The Purchasers would welcome the opportunity to present this proposal in more detail to the Committee and answer any questions that the Committee may have.

          The Purchasers look forward to entering into a letter of intent with the Company as soon as practicable, which letter of intent shall be non-binding, except for certain binding provisions including, for example, a reasonable exclusivity period in favor of the Purchasers and provisions providing for the payment by the Company of a break up fee to the Purchasers and the reimbursement of the Purchasers' expenses in the event the Company elects to proceed with a superior priced proposal. Following execution of the letter of intent, the Purchasers will be prepared to promptly provide the Committee and its legal and financial advisors with draft agreements documenting the proposed transaction and to expeditiously negotiate definitive forms of such agreements that would contain customary terms and conditions for transactions of this type including, without limitation, the following closing conditions:

          o Approval of the proposed transaction by all applicable regulatory authorities;

          o Receipt by the Purchasers of the financing;

          o Approval of the proposed transaction by the Committee;

          o Receipt by the Committee of a fairness opinion from its financial advisors; and

          o Recommendation by the Board of Directors of the Company that the shareholders of the Company tender their shares to the Acquisition LLC.

          Neither the Company, on the one hand, nor the Purchasers, on the other, will have any legal obligation relating to the proposed transaction until mutually satisfactory definitive agreements have been executed by all parties (except with respect to those binding provisions of the letter of intent).

          Should a transaction be consummated, we presently intend to continue the business of the Company as currently conducted, and do not anticipate making any material changes in the Company's current operations as a result of the transaction.

          This letter is merely a statement of our current intention and does not constitute a firm or binding offer.

          We reserve the right to amend or withdraw this proposal and to terminate further discussions at any time prior to the execution of definitive agreements.

          Please let us know at your earliest convenience how you wish to proceed. We look forward to hearing back from you with respect to this significant opportunity for the Company and its shareholders.

                                                     Very truly yours,

                                                     /s/ Robert A. Blatt
                                                     -------------------
                                                     Robert A. Blatt
                                                     Managing Member